Exhibit 10.4

Execution Version

STOCKHOLDER SUPPORT AGREEMENT

STOCKHOLDER SUPPORT AGREEMENT, dated as of October 4, 2023 (this “Agreement”), by and among Golden Arrow Merger Corp., a Delaware corporation (“GAMC”), Bolt Threads, Inc., a Delaware corporation (the “Company”), and certain of the stockholders of the Company whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”).

WHEREAS, GAMC, Beam Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of GAMC (“Merger Sub”), and the Company propose to enter into, simultaneously herewith, a business combination agreement in the form attached hereto as Exhibit B (the “BCA”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the BCA), which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of GAMC;

WHEREAS, pursuant to their terms, upon consummation of the Merger, each of the following agreements will automatically terminate without any further action on the part of the parties thereto pursuant to their respective terms: (i) that certain Fifth Amended and Restated Investors’ Rights Agreement, dated as of October 4, 2023, by and among the Company and the Investors (as defined therein) (the “Investors’ Rights Agreement”); (ii) that certain Fifth Amended and Restated Voting Agreement, dated as of October 4, 2023, by and among the Company and the Stockholders (as defined therein) (the “Voting Agreement”); and (iii) that certain Fifth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of October 4, 2023, by and among the Company, the Key Holders (as defined therein) and the Investors (as defined therein) (the “ROFR Agreement” and, together with the Investors’ Rights Agreement and the Voting Agreement, the “Investment Agreements”); and

WHEREAS, as of the date hereof, each Stockholder owns of record the number of shares of Company Common Stock and Company Preferred Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock and Company Preferred Stock and any shares of Company Common Stock and Company Preferred Stock of which ownership of record or the power to vote is acquired after the date hereof by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 8, each Stockholder, severally and not jointly, hereby agrees to vote at any meeting of the stockholders of the Company, and in any action by written consent of the stockholders of the Company (which written consent shall be delivered promptly (and in any event within two (2) Business Days) following the date that the Registration Statement shall have been declared effective under the Securities Act and delivered or otherwise made available to the Company’s stockholders), all of the Stockholder’s Shares held by such Stockholder at such time (a) in favor of the approval and adoption of the BCA and approval of the Merger and the Transactions, (b) in favor of exercise of the drag-along rights set forth in Section 3 of the Voting Agreement, and (c) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the BCA or that would reasonably be expected to result in the failure of the Merger or the other Transactions from being consummated. Each Stockholder acknowledges receipt and review of a copy of the BCA.

2. Termination of Stockholders’ Rights under Applicable Agreements. Each Stockholder, by this Agreement, with respect to its Shares, severally and not jointly, hereby agrees to terminate, subject to the occurrence of, and effective immediately prior to, the Effective Time and provided that all Terminating Rights (as defined below) between the Company or any of its subsidiaries and any other holder of Company capital stock shall also terminate at such time, (a) the Investment Agreements and (b) if applicable to such Stockholder, any rights under any letter agreement providing for redemption rights, put rights, purchase rights, information rights, rights to consult with and advise management, inspection rights, preemptive rights, Company Board observer rights or rights to receive information delivered to the Company Board or other similar rights not generally available to stockholders of the Company (the “Terminating Rights”) between such Stockholder and the Company, but excluding, for the avoidance of doubt, any rights such Stockholder may have that relate to any indemnification, commercial or employment agreements or arrangements between such Stockholder and the Company or any subsidiary, which shall survive in accordance with their terms.

3. No Transfer of Shares. Each Stockholder, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of Law), gift, convey, Lien, pledge, hypothecate, dispose of or otherwise encumber any of the Shares or grant any security interest in, or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer of Shares pursuant to the BCA or to another Stockholder of the Company that is a party to this Agreement and bound by the terms and obligations hereof, (b) grant or agree to grant any proxy, power of attorney or other right to vote any of the Shares, deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Shares; provided that, the foregoing shall not prohibit the transfer of the Shares by a Stockholder to an affiliate of such Stockholder under the following circumstances (collectively, “Permitted Transfers”): (i) to an affiliate of such Stockholder; (ii) as a bona fide gift or gifts, or to a charitable organization; (iii) to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin; (iv) if the Stockholder is an individual, by will or intestate succession upon the death of such Stockholder; (v) by operation of law, such as pursuant to a qualified domestic order or the dissolution of marriage or civil union (including, without limitation, a divorce settlement); and (vi) if the Stockholder is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, to another corporation, partnership, limited liability company, trust, syndicate, association or other business entity that controls, is controlled by or is under common control or management with the undersigned or its affiliates; provided, further, that for such transfer to be considered a Permitted Transfer, such transferee shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

4. No Solicitation of Transactions. Each of the Stockholders, severally and not jointly, agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate, facilitate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any Company Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (b) participate in any discussions or negotiations regarding, or furnish to any person, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a Company Acquisition Proposal. Each Stockholder shall, and shall direct its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Company Acquisition Proposal (other than the transactions contemplated by the BCA). Each Stockholder may respond to any unsolicited proposal regarding a Company Acquisition Proposal by indicating that the Company is subject to an exclusivity agreement and such Stockholder is unable to provide any information related to the Company or entertain any proposals or offers or engage in any negotiations or discussions concerning a Company Acquisition Proposal for as long as the BCA remains in effect.

Notwithstanding anything in this Agreement to the contrary, (i) no Stockholder shall be responsible for the actions of the Company or the Company Board (or any committee thereof) or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Company Related Parties”), including with respect to any of the matters contemplated by this Section 4, (ii) no Stockholder makes any representations or warranties with respect to the actions of any of the Company Related Parties, (iii) any breach by the Company of its obligations under Section 7.04 of the BCA shall not be considered a breach of this Section 4 (it being understood for the avoidance of doubt that each Stockholder shall remain responsible for any breach by it or its Representatives (other than any such Representative that is a Company Related Party) of this Section 4) and (iv) to the extent the Company complies with its obligations under Section 7.04 of the BCA and participates in discussions or negotiations with a person regarding an Company Acquisition Proposal, each Stockholder and/or any of its Representatives may engage in discussions or negotiations with such person to the extent that the Company can act under Section 7.04 of the BCA and this Section 4.

5. Waiver of Appraisal Rights. Each Stockholder hereby agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights (including under Section 262 of the DGCL) with respect to the Merger and any rights to dissent with respect to the Merger or to oppose any reorganization or amendment designed to facilitate drag along rights pursuant to Section 1(b) or otherwise facilitate the BCA.

6. Further Assurances. In addition to the obligations set forth in this Agreement, each Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the other transactions contemplated by the BCA on the terms and subject to the conditions set forth therein and herein.

7. Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, represents and warrants to GAMC as follows:

(a) The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) conflict with or violate any United States or non-United States Law applicable to such Stockholder, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any person or entity, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the BCA and the agreements contemplated by the BCA), or (iv) conflict with or result in a breach of or constitute a default under any provision of such Stockholder’s governing documents, as applicable.

(b) As of the date of this Agreement, such Stockholder owns exclusively of record and has good and valid title to the Shares set forth opposite such Stockholder’s name on Exhibit A free and clear of any security interest, Lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities laws, (iii) the Company Certificate of Incorporation and bylaws and (iv) any applicable stockholder agreements, and as of the date of this Agreement, such Stockholder has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and such Stockholder does not own, directly or indirectly, any other shares.

(c) Such Stockholder, in each case except as provided in this Agreement, the Investment Agreements or the Company Certificate of Incorporation or the Company’s bylaws, (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein whether by ownership or by proxy, in each case, with respect to such Stockholder’s Shares, (ii) has not entered into any voting agreement or voting trust, and has no knowledge and is not aware of any such voting agreement or voting trust in effect with respect to any of such Stockholder’s Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement or would reasonably be expected to prevent or delay the performance by such Stockholder of its obligations under this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, and has no knowledge and is not aware of any such proxy or power of attorney in effect, and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement, and has no knowledge and is not aware of any such agreement or undertaking.

(d) Such Stockholder has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Stockholder.

(e) As of the date hereof, there is no action, proceeding or investigation pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that, in any manner, questions the beneficial or record ownership of the Stockholder’s Shares or the validity of this Agreement, or challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of its obligations under this Agreement.

(f) The Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of GAMC and the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the BCA and has independently, based on such information as the Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Stockholder acknowledges that GAMC and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement.

(g) Such Stockholder understands and acknowledges that each of GAMC and the Company is entering into the BCA in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.

(h) Other than as provided in the BCA, no investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which GAMC or the Company is or could be liable in connection with the BCA or this Agreement or any of the respective transactions contemplated hereby or thereby, in each case based upon arrangements made by such Stockholder in his, her or its capacity as a stockholder or, to the knowledge of such Stockholder, on behalf of such Stockholder in his, her or its capacity as a stockholder.

8. Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement and the obligations of the Stockholders under this Agreement shall automatically terminate upon the earliest of (a) the Effective Time, (b) the termination of the BCA in accordance with its terms and (c) the effective date of a written agreement of the parties hereto terminating this Agreement. Upon termination of this Agreement, neither party shall have any further obligations or liabilities under this Agreement; provided that, nothing in this Section 8 shall relieve any party of liability for any willful material breach of this Agreement occurring prior to termination. The representations and warranties contained in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Closing or the termination of this Agreement.

9. Miscellaneous.

(a) Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b) All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) electronically by e-mail and physically by registered or certified mail (postage prepaid, return receipt requested) or delivery in person to the respective parties at the following addresses and e-mail addresses (or at such other address or email address for a party as shall be specified in a notice given in accordance with this Section 9(b):

If to GAMC, to it at:

Golden Arrow Merger Corp.

10 E. 53rd Street, 13th Floor

New York, NY 10022

Attention: Timothy Babich

Email: tim.babich@nexxus-holdings.com

with a copy to:

Greenberg Traurig, LLP

One Vanderbilt Ave

New York, NY 10017

Attention: Alan Annex, Jason Simon and Adam Namoury

Email: alan.annex@gtlaw.com; simonj@gtlaw.com; adam.namoury@gtlaw.com

If to the Company, to it at:

Bolt Threads, Inc.

2222 Fifth Street

Berkeley, CA 94710

Attention: Dan Widmaier

Email: dan@boltthreads.com

with a copy to:

Latham & Watkins LLP

505 Montgomery Street, Suite 2000

San Francisco, CA 94111

Attention: Haim Zaltzman, Jim Morrone, Drew Capurro

Email: Haim.Zaltzman@lw.com; Jim.Morrone@lw.com; Drew.Capurro@lw.com

If to a Stockholder, to the address or email address set forth for such Stockholder on the signature page hereof.

(c) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(d) This Agreement and any other Ancillary Agreement to which the Stockholder is a party constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), by any party without the prior express written consent of the other parties hereto.

(e) This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Stockholder shall be liable for the breach by any other Stockholder of this Agreement.

(f) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties hereto.

(g) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(h) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (ii) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (A) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Action in any such court is brought in an inconvenient forum, (y) the venue of such Action is improper, or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(i) This Agreement may be executed and delivered (including by facsimile or portable document format (pdf transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(j) Each Stockholder hereby authorizes the Company and GAMC to publish and disclose in any announcement or disclosure required by the SEC such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure the Company and GAMC have provided such Stockholder with an opportunity to review and comment upon such announcement or disclosure, which comments the Company and GAMC will consider in good faith.

(k) At the request of GAMC, in the case of any Stockholder, or at the request of the Stockholders, in the case of GAMC, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

(l) This Agreement shall not be effective or binding upon any Stockholder until after such time as the BCA is executed and delivered by the Company, GAMC and Merger Sub.

(m) Notwithstanding anything herein to the contrary, each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of the Company, and not in any other capacity and, if applicable, this Agreement shall not limit or otherwise affect the actions of any affiliate, employee or designee of such Stockholder or any of its affiliates in his or her capacity as an officer or director of the Company.

(n) Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (i) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 9(n).

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GOLDEN ARROW MERGER CORP.

By:	/s/ Timothy Babich
Name:	Timothy Babich
Title:	Chief Executive Officer

[Signature page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

BOLT THREADS, INC.

By:	/s/ Daniel Widmaier
Name:	Daniel Widmaier
Title:	Chief Executive Officer

[Signature page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STOCKHOLDER:

Daniel Widmaier

By:	/s/ Daniel Widmaier
Name:	Daniel Widmaier

Address and email address for purposes of Section 9(b):

[Signature page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

STOCKHOLDER:

Widmaier 2016 Irrevocable Family Trust

By:	/s/ Brendan Walker
Name:	Brendan Walker
Title:	Co-Trustee of Widmaier 2016 Irrevocable Family Trust

By:	/s/ Valerie Miller
Name:	Valerie Miller
Title:	Co-Trustee of Widmaier 2016 Irrevocable Family Trust

Address and email address for purposes of Section 9(b):

STOCKHOLDER:

Widmaier Family Trust

By:	/s/ Daniel Widmaier
Name:	Daniel Widmaier
Title:	Trustee

Address and email address for purposes of Section 9(b):

STOCKHOLDER:

Robert G. Widmaier

By:	/s/ Robert Widmaier
Name:	Robert Widmaier

Address and email address for purposes of Section 9(b):

STOCKHOLDER:

David Breslauer

By:	/s/ David Breslauer
Name:	David Breslauer

Address and email address for purposes of Section 9(b):

STOCKHOLDER:

Breslauer Family Trust

By:	/s/ George W. Breslauer
Name:	George W. Breslauer

Address and email address for purposes of Section 9(b):

STOCKHOLDER:

David N. Breslauer 2016 Irrevocable Family Trust

By:	/s/ Michelle Breslauer
Name:	Michelle Breslauer
Title:	Trustee

Address and email address for purposes of Section 9(b):

STOCKHOLDER:

David N. Breslauer Family Trust

By:	/s/ David Breslauer
Name:	David Breslauer
Title:	Trustee

Address and email address for purposes of Section 9(b):

STOCKHOLDER:

Anna Brunelle

By:	/s/ Anna Brunelle
Name:	Anna Brunelle

Address and email address for purposes of Section 9(b):

STOCKHOLDER:

Jerry Fiddler

By:	/s/ Jerry L. Fiddler
Name:	Jerry L. Fiddler

Address and email address for purposes of Section 9(b):

STOCKHOLDER:

Jazem I Family Partners, LP

By:	/s/ Jerry L. Fiddler
Name:	Jerry L. Fiddler
Title:	GP

Address and email address for purposes of Section 9(b):

STOCKHOLDER:

Zygote Ventures LLC

By:	/s/ Jerry L. Fiddler
Name:	Jerry L. Fiddler
Title:	GP

Address and email address for purposes of Section 9(b):

STOCKHOLDER:

Formation8 Partners Fund I, L.P

By:	Formation8 GP, LLC
Its:	General Partner

By:	/s/ Jim Kim
Name:	Jim Kim
Title:	Managing Partner

Address and email address for purposes of Section 9(b):

STOCKHOLDER:

Foundation Capital VI, LP

By:	Foundation Capital Management Co. VI, LLC
Its:	Manager

By:	/s/ Steve Vassallo
Name:	Steve Vassallo
Title:	Manager

Foundation Capital VI Principals Fund, LLC

By:	Foundation Capital Management Co. VI, LLC
Its:	Manager

By:	/s/ Steve Vassallo
Name:	Steve Vassallo
Title:	Manager

Address and email address for purposes of Section 9(b):

STOCKHOLDER:

Scottish Mortgage Investment Trust PLC, acting through its agent, Baillie Gifford & Co

By:	/s/ Tom Slater
Name:	Tom Slater
Title:	Partner, Baillie Gifford & Co

Address and email address for purposes of Section 9(b):

STOCKHOLDER:

Anderson Investment Pte. Ltd.

By:	/s/ Aftaab Mathur
Name:	Aftaab Mathur
Title:	Authorized Signatory

Address and email address for purposes of Section 9(b):

[Signature page to Stockholder Support Agreement]

EXHIBIT A

LIST OF STOCKHOLDERS

	Name of Stockholder	Number of Shares of Company Common Stock Owned	Number of Shares of Company Preferred Stock Owned
1.	Daniel Widmaier	0	0
2.	Widmaier 2016 Irrevocable Family Trust	300,000	0
3.	Widmaier Family Trust	2,286,543	0
4.	Robert G. Widmaier	0	19,944
5.	David Breslauer	0	0
6.	Breslauer Family Trust	0	72,927
7.	David N. Breslauer 2016 Irrevocable Family Trust	200,000	0
8.	David N. Breslauer Family Trust	2,656,398	0
9.	Anna Brunelle	0	0
10.	Jerry Fiddler	0	0
11.	JAZEM I Family Partners, LP	0	162,192
12.	Zygote Ventures LLC	0	590,366
13.	Anderson Investments Pte. Ltd.	0	3,215,644
14.	Formation8 Partners Fund I, L.P.	0	3,830,460
15.	Foundation Capital VI, LP	0	6,641,153
16.	Foundation Capital VI Principals Fund, LLC	0	74,204
17.	Scottish Mortgage Investment Trust PLC	0	3,890,618

EXHIBIT B

Business Combination Agreement